Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended June 30, 2025

Steven Pelayo

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2025 fourth quarter. I am Steven Pelayo, Investor Relations representative for AOS. With me today are Stephen Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcast live over the Web. A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today. Stephen will begin business updates including strategic highlights, and a detailed segment report. After that, Yifan will review the financial results and provide guidance for the September quarter. Finally, we will have the Q&A session.

The earnings release was distributed over wire today, August 6, 2025, after the market close. The release is also posted on the company's website. Our earnings release and this presentation include non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Stephen Chang. Stephen?

Stephen Chang (Chief Executive Officer)

Thank you, Steven. Welcome to Alpha and Omega’s fiscal Q4 earnings call. I will begin with a high-level overview of our results and then jump into segment details.

We delivered fiscal Q4 revenue results at the high-end of our guidance due to better-than-expected demand in Computing mostly driven by tariff-related customer pull-ins for PCs, and strong sequential growth in A.I. and graphics chips. Our Consumer segment also saw strong sequential growth related to wearables and gaming. Overall, total June quarter revenue was $176.5 million, non-GAAP gross margin was 24.4%. Non-GAAP EPS was $0.02.

Total revenue increased 9.4% year-over-year, and 7.2% sequentially. As previously noted, licensing revenue wound down in the March quarter. Excluding licensing and other revenue, our product revenue was up 13.7% year-over-year and 9.0% sequentially.

Power IC revenue increased 25.8% sequentially and 30.2% year-over-year to a record quarterly high and now represents nearly 40% of total product revenue. The richer mix of Power IC benefits gross margins and comes from graphics, A.I., gaming, and PC markets.

On July 14th, we announced an equity transfer agreement with a strategic investor to sell approximately 20.3% of outstanding equity interest of AOS’s joint venture in Chongqing, China for an aggregate cash consideration of $150 million. The sale is expected to provide AOS with significant additional capital to continue investing in technology, equipment, and acquisition of assets complimentary to our business operations to support key growth areas.

In summary, uncertainties regarding macroeconomy and geopolitics continue. Nonetheless, we are delivering on our commitments and advancing our transformation from a component supplier to a total solutions provider. Our goal is to leverage premier customer relationships to expand market share and increase BOM content with a broader portfolio.

With that, let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. June quarter revenue was up 29.7% year-over-year, and up 17.9% sequentially and represented the majority or 52.6% of total revenue. These results were solidly ahead of our original expectation for mid-single digit sequential growth and more than 15% year-over-year.

As mentioned earlier, the upside was fueled by tariff-related pull-ins from our PC customers and robust sequential and year-over-year growth in power solutions for A.I. and graphics applications. Revenue from A.I. and graphics reached a record high in the June quarter, driven by strong initial shipments for a new A.I. program. However, we expect a digestion period in the September quarter as that initial demand is absorbed. Meanwhile, design-in activities for additional A.I. programs remain active and ongoing.

In summary, we expect the Computing segment to grow low-single-digits sequentially and mid-teens year-over-year in the September quarter. Sequential growth will be driven by PC’s, with graphics and A.I. demand remaining relatively strong, though down from June’s record levels. Tablet demand is expected to decline. Overall, visibility remains limited given the uncertain macroeconomic backdrop and evolving trade policies.

Turning to the Consumer segment, June quarter revenue was down 5.8% year-over-year and up 23.9% sequentially and represented 15.1% of total revenue. The results were in-line with our forecast driven by strong promotional activity in gaming, as well as sequential growth from home appliances. Wearables were also better-than-expected.

For the September quarter, we forecast mid-single digit sequential decline in the Consumer segment driven by gaming and home appliances but offset by continued growth in wearables.

Next, let’s discuss the Communications segment, revenue in the June quarter was down 1.7% year-over-year, down 5.2% sequentially, and represented 15.2% of total revenue.

The June quarter results were below our guidance for flat sequential growth as the fall off from smartphones in China more than offset growth from Korea and our Tier 1 U.S. smartphone customer. Smartphone Battery PCM revenue continues to outpace the overall market due to a combination of market share gains, a mix-shift to higher-end phones, and generally higher charging currents, driving increased BOM content.

Looking ahead to the September quarter, we anticipate more than 10% sequential growth for the Communications segment primarily driven by our Tier 1 U.S. smartphone customer as they prepare for their next phone launch. Demand from China smartphone is also expected to grow sequentially, while Korea sustains the high level achieved in the June quarter.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 16.8% of total revenue and was up 7.3% year-over-year and down 9.8% sequentially.

The results were below our flat-to-slightly down sequential forecast primarily due to weaker-than-expected demand from Power Tools and E-mobility. AC-DC power supplies and quick chargers for smartphones did increase sequentially, but it was not enough to offset the weakness elsewhere.

As we stated before, we are now seeing increases in quick chargers due to increased BOM content driven by higher charging currents.

For the September quarter, we expect revenue to grow mid-single digits sequentially for the Power Supply and Industrial segment primarily driven by a slight pick-up in E-mobility, offset by lower AC-DC power supplies.

In closing, we are pleased to report that June quarter results landed at the high-end of our guidance, fueled by strong demand across A.I. and graphics, gaming, wearables, and tariff-related PC pull-ins. These results highlight the strength of our diversified portfolio and our ability to execute amid dynamic market conditions.

Looking ahead to the September quarter, we expect further growth driven by PC’s, smartphones, and wearables, as we continue to be excited by the expanding opportunities in A.I. and graphics. The geopolitical and macroeconomic environment remains fluid as we actively monitor evolving trade policies, capture pull-in related opportunities, and collaborate with customers to minimize disruptions.

Our business fundamentals remain strong—anchored by differentiated technology, a broadening product portfolio, and deep relationships with leading global customers. We believe calendar 2025 will be a year of growth, supported by expanding end-market exposure, share gains, and rising BOM content. While near-term uncertainties persist, we remain focused on execution, innovation, and delivering sustainable value for all stakeholders.

With that, I will now turn the call over to Yifan for a discussion of our fiscal fourth quarter financial results and our outlook for the next quarter. Yifan?

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon, everyone and thank you for joining us.

Revenue for the June quarter was $176.5 million, up 7.2% sequentially and up 9.4% year-over-year.

In terms of product mix, DMOS revenue was $107.3 million, up 0.4% sequentially and 5.1% over last year. Power IC revenue was $68.7 million, up 25.8% from the prior quarter and 30.2% from a year ago. Assembly service and other revenue was $0.5 million, as compared to $0.4 million last quarter and $1.4 million for the same quarter last year. We did not have any license and engineering services revenue this quarter, as the related contract was completed in mid-February. This compares to $2.8 million in the prior quarter and $5.1 million in the same quarter last year.

Non-GAAP gross margin was 24.4%, compared to 22.5% last quarter and 26.4% a year ago. The quarter-over-quarter increase was mainly impacted by the mix improvement.

Non-GAAP operating expenses were $40.9 million, compared to $39.7 million for the prior quarter and $39.3 million last year. The quarter-over-quarter increase was primarily due to higher R&D engineering expenses.

Non-GAAP quarterly EPS was $0.02, compared to negative $0.10 per share last quarter and $0.09 per share a year ago.

Moving on to cash flow. Operating cash flow was negative $2.8 million, including $2.7 million of repayment of customer deposits. By comparison, operating cash flow was $7.4 million in the prior quarter and $7.1 million last year. We expect to refund $5.0 million of customer deposits in the September quarter. EBITDAS excluding impairment of equity investment for the quarter was $10.5 million, compared to $15.2 million last quarter and $16.0 million for the same quarter a year ago.

Now let me turn to our balance sheet.

We completed the June quarter with a cash balance of $153.1 million, compared to $169.4 million at the end of last quarter.

Net trade receivables increased by $6.3 million sequentially. Days Sales Outstanding were 15 days for the quarter, compared to 11 days for the prior quarter.

Net inventory increased by $1.6 million quarter-over-quarter. Average days in inventory were 126 days for the quarter, compared to 129 days for the prior quarter.

CapEx for the quarter was $14.3 million, compared to $8.1 million for the prior quarter. We expect CapEx for the September quarter to range from $11 million to $13 million.

A few words about our joint venture in Chongqing, China (CQJV). On July 14th, we signed an equity transfer agreement to sell 20.3% of the outstanding shares of CQJV for $150 million in cash, and we expect this deal to be completed in the next few months. This transaction demonstrated our commitment to the ongoing value creation for our shareholders. With this sale, our ownership in CQJV will reduce to 18.9% from 39.2%. CQJV will remain as an important wafer and packaging supplier for AOS. After this transaction, the new investor plans to inject significant amount of capital into CQJV to further expand its capacity.

Based on the valuation of this sale, we recorded an impairment charge of $76.8 million in the June quarter on the U.S. GAAP basis. This impairment charge partially reversed the $358.7 million net gain that we recorded back to December 2021 after we sold 3.2% equity interest in CQJV for $26.3 million cash.

With that, now I would like to discuss September quarter guidance.

We expect:

•Revenue to be approximately $183 million, plus or minus $10.0 million.
•GAAP gross margin to be 23.8%, plus or minus 1%. We anticipate non-GAAP gross margin to be 24.4%, plus or minus 1%.
•GAAP operating expenses to be $47.5 million, plus or minus $1.0 million. Non-GAAP operating expenses are expected to be $41.0 million, plus or minus $1.0 million.
•Interest income to be $0.5 million higher than interest expense, and
•Income tax expense to be in the range of $1.0 million to $1.3 million.

With that, we will now open the call for questions. Operator, please start the Q&A session.

Closing:
Before we conclude, I’d like to highlight a few upcoming investor events. The management team will be participating in the 6th Annual Needham Virtual Semiconductor & Semicap 1x1 Conference on August 21st, the 2025 Evercore Semiconductor, IT Hardware & Networking Conference on August 26th, and the Jefferies Semiconductors, IT Hardware & Communications Technology Conference on August 27th, both in Chicago, IL, as well as Benchmark 2025 Tech, Media & Telecom Conference on September 3rd, and TD Securities Technology Growth Cap Summit on September 4th, both in New York City. If you wish to request a meeting, please contact the institutional sales representative at each sponsoring bank. This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest, share-based compensation expenses and other financial forecasts, expected financial performance of market segments; our ability to capture market shares and increase BOM content; expected seasonality; the benefit of the CQJV transaction; business opportunities in A.I. and data centers, development in tariff and trade policies; our ability and strategy to develop new products; fluctuation in customer demand and market segments; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the state of semiconductor industry and seasonality of our markets; decline of the PC industry and our ability to respond to such decline; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 and other periodic reports filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.